Exhibit 99.5

PHOTRONICS, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(Unaudited)

	Three Months ended			Year ended
	October 31, 2023	July 30, 2023	October 31, 2022	October 31, 2023	October 31, 2022
Reconciliation of GAAP to Non-GAAP Non-operating (loss) Income:

GAAP Non-operating (loss) income, net	$18,660	$(911)	$10,797	$16,896	$27,167
FX (gain) loss	(13,234)	4,543	(10,369)	(2,466)	(27,344)
Non-GAAP Non-operating (loss) income, net	$5,426	$3,632	$428	$14,430	$(177)

Reconciliation of GAAP to Non-GAAP Income tax provision:

GAAP Income tax provision	$20,288	$16,098	$16,074	$70,312	$59,791
Estimated tax effects of FX (gain) loss	3,437	(1,193)	2,522	317	5,933
Non-GAAP Income tax provision	$16,851	$17,291	$13,552	$69,995	$53,858

Reconciliation of GAAP to Non-GAAP Noncontrolling interests:

GAAP Noncontrolling interests	$18,545	$21,296	$18,204	$74,149	$60,456
Estimated noncontrolling interest effects of above	2,431	1,328	1,990	2,676	4,275
Non-GAAP Noncontrolling interests	$16,114	$19,968	$16,214	$71,473	$56,181

Reconciliation of GAAP to Non-GAAP Net Income:

GAAP Net Income	$44,611	$26,959	$37,060	$125,485	$118,786
FX (gain) loss	(13,234)	4,543	(10,369)	(2,466)	(27,344)
Estimated tax effects of above	3,437	(1,193)	2,522	317	5,933
Estimated noncontrolling interest effects of above	2,431	1,328	1,990	2,676	4,275
Non-GAAP Net Income	$37,245	$31,637	$31,203	$126,012	$101,650

Weighted-average number of common shares outstanding - Diluted	62,067	61,974	61,374	61,755	61,189

Reconciliation of GAAP to Non-GAAP EPS:

GAAP diluted earnings per share	$0.72	$0.44	$0.60	$2.03	$1.94
Effects of the above adjustments	$(0.12)	$0.07	$(0.10)	$0.01	$(0.28)
Non-GAAP diluted earnings per share	$0.60	$0.51	$0.51	$2.04	$1.66